EXHIBIT 2.1

Agreement and Plan of Merger
Among
Symantec Corporation,
Buena Vista Acquisition Corp.,
and
BindView Development Corporation
October 2, 2005

Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 2, 2005 (the “Agreement Date”), by and among Symantec Corporation, a Delaware corporation (“Acquiror”), Buena Vista Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and BindView Development Corporation, a Texas corporation (the “Company”).
Recitals
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Articles of Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) and the Texas Business Corporation Act (the “TBCA”).
     B. The Boards of Directors of each of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders (or shareholders, as applicable) and have approved and declared advisable this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined, subject to the terms and conditions of this Agreement, to recommend to the Company Shareholders the approval of this Agreement.
     C. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror’s willingness to enter into this Agreement, each shareholder of the Company listed on Exhibit B-1 is executing and delivering to Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (each, a “Voting Agreement”) under which such shareholder agrees to vote all shares of the Company’s capital stock owned by it in favor of this Agreement and the transactions contemplated hereby and to give Acquiror a proxy to do the same.
     D. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
     Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE 1
Certain Definitions
     As used in this Agreement, the following terms shall have the meanings set forth below.
          “Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
          “Alternative Transaction” means with respect to the Company, any of the following transactions (other than the Merger): (a) any acquisition or purchase from such party by any Person or Group of more than a 30% interest in the total outstanding voting securities of such party or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning securities representing 30% or more of the total outstanding voting power of the Company or any merger, consolidation, business combination, share exchange or similar transaction involving such party pursuant to which the shareholders of the Company immediately preceding such transaction hold securities representing less than 70% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (b) any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 30% or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries taken as a whole; or (c) any liquidation or dissolution of the Company.
          “Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to the Company, or its shareholders as a group, relating to an Alternative Transaction.
          “Antitrust Filings” means notification and report forms relating to the transactions contemplated by this Agreement filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction.
          “Antitrust Laws” means federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          “Applicable Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority, in each case as of the relevant date of determination or, with respect to a representation or warranty, as of the date of such representation or warranty, and which is applicable to Acquiror, the Company, their respective Subsidiaries or any of their respective assets, properties or businesses.
          “Balance Sheet Date” means June 30, 2005, the date of the Company Balance Sheet.
          “Business Day” means any day other than a Saturday, Sunday or a federal holiday.
          “Change of Control Agreements” means the Change of Control Agreements set forth in Schedule 3.12(o) of the Company Disclosure Letter.

          “Change of Recommendation” means the withholding, withdrawal, amendment, qualification or modification of the recommendation of the Company’s Board of Directors in favor of approval of this Agreement and the transactions contemplated hereby, and, in the case of a tender or exchange offer made by a third party directly to the Company Shareholders, a recommendation that Company Shareholders accept the tender or exchange offer.
          “claims” means liabilities, claims, judgments, demands, liens, actions or administrative proceedings.
          “Closing” means the closing of the transactions to consummate the Merger.
          “Closing Date” means the third Business Day after the satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or such other date as the parties hereto agree in writing.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Cash Amount Per Share” means $4.00.
          “Company Balance Sheet” means the Company’s unaudited balance sheet as of June 30, 2005 included in the Company Financial Statements.
          “Company Business” means the business of the Company and the Company Subsidiaries as presently conducted and presently proposed to be conducted.
          “Company Capital Stock” means the capital stock of the Company.
          “Company Charter Documents” means the Articles of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date.
          “Company Common Stock” means the Common Stock, no par value per share, of the Company.
          “Company ESPP” means the Employee Stock Purchase Plan of the Company.
          “Company Option Plans” means, collectively, the Company’s (a) Incentive Stock Option Plan; (b) 1998 Non-Employee Director Incentive Plan; (c) 1997 Section 102 Share Option Plan; (d) Omnibus Incentive Plan; (e) 2000 Indian Stock Option Plan; (f) Entevo 1998 Indian Stock Option Plan; (g) Netect Ltd. 1998 international Employee Stock Plan; (h) Entevo Second Amended and Restated 1997 Stock Plan and (i) 2000 Employee Incentive Plan.
          “Company Optionholders” means the holders of Company Options.

          “Company Options” means options to purchase shares of Company Common Stock from the Company (other than such options issued pursuant to the Company ESPP).
          “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.
          “Company Rights” means the Company Preferred Stock purchase rights issued or issuable pursuant to the Company Rights Agreement.
          “Company Rights Agreement” means the Rights Agreement dated September 17, 2001 between the Company and Mellon Investor Services LLC.
          “Company Scheduled Contract” shall have the meaning ascribed to it in Section 3.12 of this Agreement.
          “Company Securityholders” means the Company Shareholders and Company Optionholders, collectively.
          “Company Shareholders” means the holders of shares of Company Common Stock.
          “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between Acquiror and the Company dated as of May 26, 2005.
          “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
          “Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or Company Subsidiaries, whether in tangible or intangible form, whether owned by the Company or Company Subsidiaries or held by the Company or Company Subsidiaries under any licenses or sublicenses or similar grants of rights.
          “Effect” has the meaning set forth below in the definition of “Material Adverse Change” and “Material Adverse Effect”.
          “Effective Time” has the meaning set forth in Section 2.1(b).
          “Existing Employment Agreements” means the First Amended and Restated Executive Employment Agreements set forth in Schedule 3.12(f) of the Company Disclosure Letter.
          “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim,

restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security or any restriction on the transfer of any security or other asset).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.
          “Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “IAS” means international accounting standards.
          “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.
          “Key Personnel” means those individuals listed in Schedule 3.11(j).
          “knowledge” means with respect to Acquiror or the Company, with respect to any particular fact, circumstance, event or other matter in question, that any of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, Chief Operating Officer or Chief Legal Officer (collectively, the “Entity Representatives”), has actual knowledge of such fact, circumstance, event or other matter. Entity Representatives having administrative or operational responsibility, direct or indirect, for a particular fact, circumstance, event or matter will be deemed to have actual knowledge of such fact, circumstance, event or matter if (i) he or she had actual knowledge of the fact, circumstance, event or matter, or (ii) a prudent person in the Entity Representative’s position would have obtained actual knowledge of such fact, circumstance, event or matter in the ordinary course of carrying out the duties of such Entity Representative.
          “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
          “made available” means the information referred to (a) has been actually delivered to the party to whom such information is to be made available or to its outside counsel or (b) is contained in a document that has been filed on or prior to 10:00 a.m. Pacific Daylight Time on October 2, 2005 in the virtual data room of the Company on the World Wide Web for the purposes of the transactions contemplated by this Agreement.
          “Material Adverse Change” and “Material Adverse Effect” when used in connection with Acquiror or Company means any change, event, circumstance, condition or effect (any such item, an “Effect”) that is, individually or in the aggregate, materially adverse to the financial condition, assets (including intangible assets), business or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall Effects resulting from or relating to any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on any such entity: (a) changes in general economic or market conditions or changes affecting the industry generally in which such entity operates (provided that such Effects do not affect such party and its Subsidiaries as a whole in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such party and its Subsidiaries operates); (b) changes in Applicable Law, GAAP or IAS; (c) the execution, delivery and performance of this Agreement or the pendency or consummation of any transaction contemplated hereby or the announcement thereof; (d) failures to meet revenue or earnings estimates (provided that the underlying causes of any such failures may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect); or (e) any acts of war or terrorism.
          “Merger Sub Common Stock” means the common stock, no par value per share, of Merger Sub.
          “Permitted Encumbrances” means: (a) statutory liens for taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) statutory purchase money liens.

          “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
          “Proxy Statement” means the letter to shareholders, notice of meeting, proxy statement and form of proxy that may be provided to the Company Shareholders in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith.
          “Routine Business Agreement” means any of the following, by whatever title denominated, entered into in the ordinary course of business consistent with past practice between the Company and a corporation or other entity not a Company Subsidiary on the Company’s standard form of agreement without material deviation therefrom:
          (i) Software license agreement;
          (ii) Reseller agreement;
          (iii) Partnering agreement; and
          (iv) VAR (value added reseller) agreement.
          “Sarbanes Act” means the Sarbanes-Oxley Act of 2002.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Subsidiary” means with respect to Acquiror or the Company, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such party.
          “Superior Proposal” means with respect to the Company, an unsolicited, bona fide written Alternative Transaction Proposal, which the Board of Directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, (a) is more favorable, from a financial point of view, to the Company Shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Acquiror in response to such Alternative Transaction Proposal) and (b) is fully financed (or reasonably capable of being fully financed), reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal” each reference to “30%” or “70%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.

          “tax” (and, with correlative meaning, “taxes”) means (a) any federal, state, local, or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, capital stock, unemployment, disability, registration, value added, excise, severance, stamp, social security (or similar), occupation, premium, real or personal property, environmental or windfall profit tax, custom duty, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person for any amounts of the type described in clause (a) or (b) above.
          “TBCA” means the Texas Business Corporation Act.
          “Transaction Expenses” means all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).
          “Unvested Company Shares” means any share of Company Common Stock that may be forfeited to or repurchased by the Company under the terms of any Contract with the Company (including, without limitation, any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).
          Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE 2
The Merger
     2.1 Merger; Conversion of Shares.
       (a) Merger; Conversion of Merger Sub Common Stock. Subject to the terms and conditions of this Agreement and in accordance with the TBCA, at the Effective Time, (i) Merger Sub shall be merged with and into the Company; (ii) each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation; and (iii) the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

       (b) Effective Time. Subject to the terms of this Agreement, Acquiror, Merger Sub and the Company shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Texas on the Closing Date. The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas following such filing (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in such articles of merger) (such time, the “Effective Time”).
       (c) Conversion of Company Securities.
               (i) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including each attached Company Right) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Common Cash Amount Per Share. The amount of cash each Company Shareholder is entitled to receive for the shares of Company Common Stock held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Shareholder.
               (ii) Company Options with an Exercise Price Less than the Common Cash Amount Per Share. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Option (whether vested or unvested) with an exercise price that is less than the Common Cash Amount Per Share and that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option multiplied by (B) (the Common Cash Amount Per Share, less the exercise price per share attributable to such Company Option); provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(c)(ii). The amount of cash each Company Optionholder is entitled to receive for the Company Options (other than Company Options with an exercise price equal to or in excess of the Common Cash Amount Per Share) held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options (other than Company Options with an exercise price equal to or in excess of the Common Cash Amount Per Share) held by such Company Optionholder.
               (iii) Cancellation of Company Options with an Exercise Price equal to or in excess of the Common Cash Amount Per Share. Subject to the terms and conditions of this Agreement, after giving effect to (A) actions taken in accordance with the proviso of Section 5.4(q) hereof and (B) the transactions described in Section 5.10 hereof, at the Effective Time, each Company Option with an exercise price in excess of the Common Cash Amount Per Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be cancelled and extinguished without any conversion thereof or payment therefor other than as contemplated in such sections. Acquiror shall not substitute any equivalent option for any such Company Option cancelled pursuant to this Section 2.1(c)(iii).
       (d) Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(c), each share of Company Capital Stock held by the Company or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
       (e) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
       (f) Amendment to Company Option Plans. Prior to the Effective Time, the Company shall be permitted hereunder to amend the terms of the Company Option Plans to permit: (i) the acceleration of Company Options under Section 5.4(q) and (ii) the transactions contemplated by Section 5.10 hereof.
     2.2 Effects of the Merger. At and upon the Effective Time:
       (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Articles of Merger;
       (b) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Articles of Merger, until thereafter amended as provided therein or by the TBCA;
       (c) the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by the TBCA;
       (d) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;
       (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

       (f) the Merger shall, from and after the Effective Time, have all of the effects provided by TBCA.
     2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by Art. 5.11 of the TBCA but only to the extent required thereby, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with the TBCA (the “Dissenting Shares”) shall not be converted into a right to receive the payment of amounts pursuant to Section 2.1(c) unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the TBCA. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive payment of cash amounts pursuant to Section 2.1(c), without any interest thereon.
     2.4 Tax Consequences and Withholding.
       (a) The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code. However, Acquiror makes no representations or warranties to the Company or to any Company Securityholder regarding (i) the tax treatment of the Merger or (ii) any of the tax consequences to the Company or any Company Securityholder of this Agreement or any of the other transactions or agreements contemplated hereby. The Company and, by virtue of the Company Shareholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Shareholders acknowledge that the Company and the Company Shareholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.
       (b) Acquiror or Acquiror’s agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Shareholder or Company Optionholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or Company Optionholder in respect of whom such deduction and withholding was made.
     2.5 Further Assurances. If, at any time before or after the Effective Time, Acquiror or the Company or the Surviving Corporation (if after the Effective Time) reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3
Representations and Warranties of the Company
     Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception)), the Company represents and warrants to Acquiror as follows:
     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company; without limiting the foregoing but still subject to the foregoing exception, the Company is so qualified or licensed and in good standing in each jurisdiction listed in Schedule 3.1 of the Company Disclosure Letter. The Company has made available to Acquiror’s legal counsel or has filed with the SEC prior to the Agreement Date true and complete copies of the currently effective Amended and Restated Articles of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Amended and Restated Articles of Incorporation or Bylaws, each as amended to date.
     3.2 Company Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization. Each Company Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company; without limiting the foregoing but still subject to the foregoing exception, each respective Company Subsidiary is so qualified or licensed and in good standing in each jurisdiction listed in Schedule 3.2 of the Company Disclosure Letter. The Company has made available to Acquiror’s legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date. Each Company Subsidiary is not in violation of its Articles of Incorporation or Bylaws (or other comparable charter documents), each as amended to date. The Company is the direct or indirect owner of all of the issued and outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances (except for Permitted Encumbrances and restrictions on transfer imposed by applicable securities laws) and are not subject to any preemptive right or right of first refusal created by statute, the Articles of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any Contract to which such Company Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Other than the Company Subsidiaries or as otherwise set forth in Schedule 3.2, the Company does not have any Company Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any Contract to make any investment in or capital contribution in or on behalf of any other Person.
     3.3 Power, Authorization and Validity.
       (a) Power and Authority. Subject to the last sentence of this Section 3.3(a), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and all other agreements, transactions and actions contemplated hereby, have been duly and validly authorized by the Company’s Board of Directors. The affirmative vote of the holders of two-thirds of the outstanding Company Common Stock as of the record date (the “Company’s Shareholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to approve this Agreement, and the Merger and to consummate the Merger and the other transactions contemplated hereby as required by the TBCA, the Company’s Articles of Incorporation and Bylaws and the rules of the Nasdaq Stock Market, each as in effect on the date of such approval.
       (b) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority or any other Person, is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, to consummate the Merger or to consummate the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the Company Shareholder Approval, (iii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iv) the filing with the SEC of the Proxy Statement and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company.
       (c) Enforceability. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     3.4 Capitalization of the Company.
       (a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of the close of business on September 30, 2005, a total of 48,666,237 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding. From September 30, 2005 through the Agreement Date, no shares of Company Common Stock or Company Preferred Stock have been issued other than pursuant to (i) the Company ESPP and (ii) the exercise of Company Options that were outstanding on September 26, 2005; provided that the aggregate number of shares issued pursuant to clauses (i) and (ii) does not exceed 100,000 shares of Company Common Stock. Schedule 3.4(a) of the Company Disclosure Letter sets forth as of the Agreement Date all holders of Unvested Company Shares, and for each such Company Shareholder, (i) the number of Unvested Company Shares held, (ii) the schedule on which such rights lapse and (iii) whether such repurchase rights lapse in full or in part as a result of any of the transactions contemplated by this Agreement or upon any other event or condition. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right (other than under the Company Option Plans). There is no Liability for dividends accrued and unpaid by the Company. As of the Agreement Date, there are no shares of Company Common Stock held in treasury by the Company or its Subsidiaries.
          (b) Options, Warrants and Rights. The Company has reserved (i) an aggregate of 24,515,818 shares of Company Common Stock for issuance pursuant to the Company Option Plans (including shares subject to outstanding Company Options) and (ii) an aggregate of 2,000,000 shares of Company Common Stock for issuance pursuant to the Company ESPP. As of the Agreement Date, (i) a total of 9,316,211 shares of Company Common Stock are subject to outstanding Company Options, (ii) there are no outstanding warrants to purchase shares of Company Capital Stock from the Company, (iii) a total of 2,541,078 shares of Company Common Stock are reserved for future grant and issuance under the Company Option Plans (excluding shares subject to outstanding Company Options), and (iv) a total of 240,958 shares of Company Common Stock are reserved for future grant and issuance under the Company ESPP. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the extent such Company Option is vested as of the Agreement Date, (v) whether such Company Option is an incentive stock option or non-statutory stock option under the Code and (vi) whether such Company Option was granted under the Company Option Plans. The terms of the Company Option Plans (other than as set forth in Schedule 3.4(b)-2) permit the treatment of Company Options in the manner contemplated by Section 2.1(c) of this Agreement, without the consent or approval of the holders of such Company Options or the Company Shareholders. True and correct copies of the Company Option Plans, the standard agreement under each Company Option Plan, each agreement for each Company Option that does not conform substantially in material respects to the standard agreement under such Company Option Plan has been made available by the Company to Acquiror’s legal counsel. All Company Options have been issued and granted in compliance with Applicable Law and all material requirements set forth in applicable Contracts.
       (c) No Other Rights. As of the Agreement Date, except for (i) Company Options, as set forth in the preceding subsection (b), (ii) the Company Rights issued pursuant to the Company Rights Agreement and (iii) rights to purchase Company Common Stock under the Company ESPP, there were no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Company’s Articles of Incorporation and Bylaws do not provide, and the Company is not a party to or otherwise bound by any Contract (other than the Company Rights Agreement and the Voting Agreements) providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding securities of the Company. The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company (other than the Voting Agreements).
     3.5 No Conflict. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation of the Company under: (a) any provision of the Articles of Incorporation or Bylaws (or other comparable charter documents) of the Company or any Company Subsidiary, each as currently in effect; (b) subject to compliance with the requirements set forth in Section 3.3(b), any Applicable Law applicable to the Company, any Company Subsidiary; (c) any Company Scheduled Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound; or (d) any privacy policy of the Company or any

Company Subsidiary. Neither the Company’s entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary, in any such case that would be material to the Company, that would come into effect upon the consummation of the Merger.
     3.6 SEC Filings.
          (a) SEC Reports. Except as set forth in Schedule 3.6(a) of the Company Disclosure Letter, the Company has filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed by Company since January 1, 2003 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that the Company may file subsequent to the Agreement Date, are referred to herein as the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and the disclosure requirements of Rule 4350 of The NASDAQ Stock Market, Inc.’s Corporate Governance Rules and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The SEC has not provided comments to the Company in connection with any Company SEC Documents that to the Company’s knowledge remain unresolved and are material.
          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Except as reflected in the Company Balance Sheet (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities that would be required to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (ii) Liabilities recorded on or reserved against in the Company Balance Sheet (but only to the extent so recorded or of such reserves), and (iii) Liabilities incurred pursuant to this Agreement or the transactions contemplated hereby.
          (c) Sarbanes Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Act.
          (d) Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and such controls are effective for this purpose. The Company has established and maintains internal control over financial reporting (as defined in Rule13a-15 promulgated under the Exchange Act) and such internal control over financial reporting are effective based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal Control-Integrated Framework.” To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of its Subsidiaries who have a role in the Company’s internal controls. Except as set forth in Schedule 3.6(d) of the Company Disclosure Letter, since January 1, 2004, no party has submitted any complaint to the Audit Committee of the Board of Directors of the Company pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act. No attorney representing the Company or any of its Subsidiaries has reported any material violation to the Company’s chief legal officer, chief executive officer, any supervising attorney or any committee of the Board of Directors of the Company, including any qualified legal compliance committee, as contemplated by the rules set forth in 17 CFR Part 205.
          (e) Amendments. Except as set forth in Schedule 3.6(e) of the Company Disclosure Letter, the Company has heretofore furnished to Acquiror a complete and correct copy of any amendments or modifications effected prior to the Agreement Date, which have not yet been filed with the SEC but that are required to be filed, to Contracts or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
          (f) Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company Shareholders, or at the time of the meeting of Company Shareholders (the “Company Shareholders’ Meeting”) to consider this Agreement and the other transactions contemplated hereby (the “Company Shareholder Approval”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub that is contained (including incorporated by reference) in the Proxy Statement.
     3.7 Litigation. Except as and to the extent disclosed in the Company SEC Documents filed subsequent to December 31, 2004 and prior to the Agreement Date (including the notes to the financial statements included therein) and except as set forth in Schedule 3.7 of the Company Disclosure Letter, (a) there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Company Subsidiary (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company and each Company Subsidiary, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened; and (b) there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.
     3.8 Compliance with Laws.
       (a) (i) Except as set forth in Schedule 3.8(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has materially complied, and is now in material compliance, with, all Applicable Law; neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to the Company’s knowledge; (ii) no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending; and (iii) to the Company’s knowledge, no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.
       (b) All materials, products and services distributed or marketed by the Company and each Company Subsidiary have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

       (c) Permits. (i) The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with Governmental Authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect, and (ii) neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Authority regarding (A) any actual or possible violation of Applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.
       (d) Except as set forth in Schedule 3.8 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other payment in violation of Applicable Law; or (iv) exported any Company products or services, software, or technology in violation of the United States Export Administration Regulations or any other Applicable Law.
     3.9 Taxes. The Company and each Company Subsidiary (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Company Subsidiary is or has been a member), (a) has properly completed and timely filed all foreign, federal, state, local and municipal returns, declarations, reports, claim for refunds, information returns or statements relating to taxes, including any schedule or attachment thereto, and including any amendment thereof (the “Returns”) required to be filed by it, (b) has timely paid all taxes due and owing (whether or not shown on any Return), (c) has established an adequate accrual or reserve in accordance with GAAP for the payment of all taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), and (d) has made all necessary estimated tax payments, and (e) has no Liability for taxes for periods or portions of periods prior to the Balance Sheet Date in excess of the amount so paid or accruals or reserves so established. The Company has no Liability for any unpaid taxes accruing after the Balance Sheet Date except for taxes arising in the ordinary course of business subsequent to the Balance Sheet Date. All such Returns are true, correct and complete and were prepared in substantial compliance with all Applicable Law, and the Company has provided Acquiror with true and correct copies of such Returns. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No Return of the Company or any Company Subsidiary is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable taxing agencies or authorities. No tax liens are currently in effect against any of the assets of the Company or any Company Subsidiary other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any taxes. Neither the Company nor any Company Subsidiary has consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing agency or authority. The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare and relevant state income and employment tax withholding laws), including federal and state income taxes, and have timely filed all withholding tax Returns. Neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company or any Company Subsidiary have any Liability or potential Liability to another party under any such agreement. Neither the Company nor any Company Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any Company Subsidiary has any Liability for the taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company, any Company Subsidiary, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company or any Company Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Neither the Company nor any Company Subsidiary has been or will be required to include any material adjustment in, or exclude an material item of deduction from, taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any Company Subsidiary is a “personal holding company” within the meaning of the Code. Neither the Company nor any Company Subsidiary has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Company Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury

Regulations. Except as set forth in Schedule 3.9 to the Company Disclosure Letter, to the Company’s knowledge, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and any comparable provisions of foreign, state, local or municipal law). Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Each nonqualified deferred compensation plan to which the Company or any Company Subsidiary is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. Except as set forth in Schedule 3.9 of the Company Disclosure Letter, the exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted.
     3.10 Title to Properties. The Company and each Company Subsidiary has good and marketable title to all of their respective tangible assets (including those shown on the Company Balance Sheet, except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections or irregularities of title, easements, rights-of-way and other encumbrances as do not materially impair the continued use of such assets subject thereto or affected thereby or otherwise materially impair business operations at the properties where such assets are located, and (c) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents. All tangible assets used in the operations of the Company Business as of the Balance Sheet Date are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Company Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company or any Company Subsidiary is a party are valid, binding and in full force and effect. To the Company’s knowledge, neither the Company nor any Company Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company or Company Subsidiary received any notice of any violation of Applicable Law with which it has not complied. Neither the Company nor any Company Subsidiary owns any real property.
     3.11 Absence of Certain Changes. Since the Balance Sheet Date, the Company and each Company Subsidiary has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any Company Subsidiary any:
       (a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

       (b) amendment or change in its Articles of Incorporation or Bylaws (or other comparable charter documents);
       (c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability or any indebtedness for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others (other than Company Subsidiaries);
       (d) acceleration or waiver of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or waiver of any right to repurchase shares of its capital stock, in each case other than upon the termination of the holder’s employment or services with it or pursuant to any right of first refusal;
       (e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $100,000 for any single Liability to a particular creditor;
       (f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.14(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;
       (g) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;
       (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plans or applicable Contracts in connection with the termination of service of employees or other service providers);
       (i) except as set forth in Schedule 3.11(i) of the Company Disclosure Letter, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights) made to or with any of such officers, directors, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Company Subsidiary consistent with past practice), and neither the Company nor any Company Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;
       (j) except as set forth in Schedule 3.11(j) of the Company Disclosure Letter, material change with respect to its Key Personnel, any terminations of employment of a number of employees in excess of ten percent (10%) of the total number of employees of the Company and the Company Subsidiaries as of the Balance Sheet Date, or (except as set forth in Schedule 3.7 of the Company Disclosure Letter) any labor dispute or claim of unfair labor practices;
       (k) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;
       (l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
       (m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Scheduled Contract other than in the ordinary course of its business consistent with its past practices, any default by it under such Company Scheduled Contract, or any written indication or assertion by the other party thereto of any material problems with its services or performance under such Company Scheduled Contract or of such other party’s intention to so amend, relinquish, terminate or not renew any such Company Scheduled Contract;
       (n) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
       (o) entering into by it of any transaction, or contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $250,000, except as disclosed in Section 3.11(o) of the Company Disclosure Letter;
       (p) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Subsidiary;
       (q) except as required by GAAP, any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;
       (r) any deferral of the payment of any material accounts payable other than in the ordinary course of business, consistent with past practices, or any material discount,

accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;
       (s) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
     3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.12(a)-(o) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is bound (each a “Company Scheduled Contract”):
       (a) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
       (b) any Contract providing for future payments (whether fixed, contingent or otherwise) by or to the Company or any Company Subsidiary in an aggregate amount of $250,000;
       (c) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is currently authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;
       (d) any Contract providing for the current or future development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) the Company or any Company Subsidiary, or providing for the current or future purchase by or license to (or for the benefit or use of) the Company or any Company Subsidiary of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of the Company or any Company Subsidiary (other than software generally available to the public at a per copy license fee of less than $1,000 per copy);
       (e) any joint venture or partnership Contract that has involves, or is reasonably expected to involve, a current or future sharing of revenues, profits, cash flows, expenses or losses with any other party or a current or future payment of royalties to any other party;
       (f) any Contract for or relating to (i) the employment by the Company or any Company Subsidiary of any current director, officer, employee or consultant or (ii) any other type of Contract with any of the Company’s or any Company Subsidiary’s current officers, employees or consultants where in either the case of clause (i) or clause (ii) the

Contract is not immediately terminable by the Company or any Company Subsidiary (as applicable) without cost or other similar Liability, as well as any contract requiring the Company or any Company Subsidiary to make a payment to any current or former director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
       (g) any (in the case of clause (v), other than Routine Business Agreements) that restricts the Company or any of its Subsidiaries from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential employees, consultants, contractors or other suppliers or customers;
       (h) any Contract pursuant to which any Person is entitled to Use (as defined in Section 3.14(a)) any Company IP Right or any product or service of the Company (other than Routine Business Agreements);
       (i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefore from the Company or any Company Subsidiary, except for those Contracts conforming to the standard agreement under such Company Option Plan;
       (j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;
       (k) any Contract, other than Routine Business Agreements, of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (other than the Company and its Subsidiaries) in excess of $250,000 as of the Agreement Date;
       (l) any Contract providing for indemnification or warranting by it (other than pursuant to Routine Business Agreements);
       (m) any Contract entered into since January 1, 2004 pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise since inception;
       (n) any Contract (other than Routine Business Agreements) with a Governmental Authority or any Governmental Permit; or
       (o) any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby will give rise to, or trigger the application of, any material rights of any third party or any material obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger, including any current (i) Change of Control Agreement and (ii) any Existing Employment Agreement, in each case entered into by and between the Company and any executive of the Company.
     A true and complete copy of each Contract required by these subsections (a)-(o) of this Section 3.12 to be listed in Schedule 3.12 of the Company Disclosure Letter has been made available to Acquiror’s legal counsel. All Company Scheduled Contracts are in written form.
     3.13 No Default. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company or any Company Subsidiary, with respect to any other contracting party, which, with the giving of notice or the lapse of time would reasonably be expected to (a) become a default or event of default under any Company Scheduled Contract or (b) give any third party (i) the right to declare a default or exercise any remedy under any Company Scheduled Contract, (ii) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Scheduled Contract, (iii) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Company Scheduled Contract, or (iv) the right to cancel, terminate or modify any Company Scheduled Contract. Except as set forth in Schedule 3.13 of the Company Disclosure Letter, the Company has not received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Scheduled Contract. Neither the Company nor any of the Company Subsidiaries has any Liability for renegotiation of government contracts or subcontracts.
     3.14 Intellectual Property.
       (a) The Company and each Company Subsidiary (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of (for purposes of this Section 3.14, “Use”) all Intellectual Property as currently Used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned or exclusively licensed to the Company or any Company Subsidiary; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.
       (b) Except as set forth in Schedule 3.14(b) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Contract governing any Company IP Right; or (ii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to Use any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the Use of any Company IP Rights by the Company or any Company Subsidiary and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.
       (c) Except as set forth in Schedule 3.14(c) of the Company Disclosure Letter, neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company product or service currently licensed, utilized, sold, offered for sale, distributed or provided by the Company or any Company Subsidiary (i) violates any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property right of any other party. Neither the Use or intended Use of any Company product or service currently under development by Company or any Company Subsidiary, (i) violates any Contract between Company or Company Subsidiary and any third party, or (ii) infringes or misappropriates, or to the Company’s knowledge will infringe or misappropriate, any Intellectual Property rights of any other party. There is no pending, or to the knowledge of the Company or any Company Subsidiary, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to exercise any Company IP Right, nor to the knowledge of the Company or any Company Subsidiary, is there any legitimate basis for any such claim, nor has the Company or any Company Subsidiary received any notice asserting that any Company IP Right or the proposed Use thereof conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor to the knowledge of the Company or any Company Subsidiary, is there any legitimate basis for any such assertion and neither the Company nor any Company Subsidiary has received any written notice from any third party offering a license under any such third party patents. None of the Company-Owned IP Rights, Company-Licensed IP Rights, the Company products or services, the Company or any of the Company Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any Company Subsidiaries of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company product or service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company product or service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.
       (d) Except as set forth in Schedule 3.14(d) of the Company Disclosure Letter, to the knowledge of the Company or any Company Subsidiary: (a) no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work; and (b) neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.
       (e) Except as set forth in Schedule 3.14(e) of the Company Disclosure Letter, the Company and each Company Subsidiary has taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company’s and the Company Subsidiaries’ interests, proprietary rights and trade secrets in the Company IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Company Subsidiary (in the case of proprietary information of the Company’s or such Company Subsidiary’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been made available to Acquiror’s legal counsel. The Company has secured valid written assignments from all of the Company’s and the Company Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. Schedule 3.14(e) of the Company Disclosure Letter sets forth a list and description of all technology, software or Intellectual Property developed or otherwise owned by a third party that is incorporated into, integrated or bundled with, or used by the Company or the Company Subsidiaries in the development, manufacture or compilation of any of the Company products or services (“Third Party Product Technology”). Each Contract pursuant to which the Company licenses any Third Party Product Technology is identified in Schedule 3.12(d).
       (f) Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company IP Rights (collectively, the “Company Registered IP Rights”). To the Company’s knowledge, all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company or any Company Subsidiary are valid, enforceable and subsisting, and the Company or such Company Subsidiary is the record owner thereof. Schedule 3.14(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property. The Company or the Company Subsidiaries are the exclusive owner of all trademarks and trade names used by the Company to identify its products and services in commerce in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company products or services by the Company or any of the Company Subsidiaries. Except as set forth in Schedule 3.14(f), the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company products or services or which the Company or any of the Company Subsidiaries otherwise purports to own.
       (g) The Company and the Company Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.12(d) or Schedule 3.14(g)-1 of the Company Disclosure Letter and Permitted Encumbrances). The right, license and interest of the Company and the Company Subsidiaries in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.12(d) or Schedule 3.14(g)-2 of the Company Disclosure Letter and Permitted Encumbrances).
       (h) Schedule 3.14(h) of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts, other than Routine Business Agreements, as to which the Company is a party and pursuant to which any person is authorized to use any Company IP Rights. None of the licenses or other Contracts listed in Schedule 3.14(h) of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Neither the Company nor any of the Company Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of the Company Subsidiaries, to any third party, or knowingly permitted the Company’s and the Company Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

       (i) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code. Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.14(i), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company product or service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.
       (j) To the knowledge of the Company or any of the Company Subsidiaries, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any Company Subsidiary, except pursuant to the Company’s Routine Business Agreements.
       (k) All software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers and all Company products or services provided by or through the Company or any Company Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company or any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has made available to Acquiror all representative examples, and any specific documents requested by Acquiror, of the following: (i) Documentation and notes relating to the testing of the Company products or services and (ii) plans and specifications for Company products or services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company products or services, and maintains a database covering the foregoing. For all software used by the Company and the Company Subsidiaries in providing Company products or services, or in developing or making available any of the Company products or services, the Company and the Company Subsidiaries have implemented any and all security patches or upgrades that are generally available for that software to the extent deemed necessary by the Company.
       (l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company products or services, computer software programs or applications owned by the Company or any Company Subsidiary. To the knowledge of the Company or any of the Company Subsidiaries, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.
       (m) Except as disclosed in Schedule 3.12(d) or Schedule 3.14(m), no software included in the Company products and services or any Company IP Right has been distributed in whole or in part or used, or is being used in conjunction with any Open Source Materials. As used in this Section 3.14(m), “Open Source Materials” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Open Source Materials includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.
       (n) Except as set forth in Schedule 3.14(n) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Company Subsidiary with respect to any Company IP Rights (other than an obligation to acknowledge the use of the relevant Open Source Materials or include a proprietary rights notice relating to same) or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

       (o) Except as set forth in Section 3.14(o) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights.
     3.15 Certain Transactions and Agreements. Except as disclosed in the Company’s proxy statement for its 2005 Annual Meeting of Shareholders as filed with the SEC on or about April 28, 2005, and except as set forth in Schedule 3.15 of the Company Disclosure Letter, none of the officers and directors of the Company or any Company Subsidiary and, to the knowledge of the Company, none of the employees or shareholders of the Company or any Company Subsidiary, nor any immediate family member of an officer, director, employee or stockholder of the Company or any Company Subsidiary, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). Except as disclosed in the Company’s proxy statement for its 2005 Annual Meeting of Shareholders as filed with the SEC on or about April 28, 2005, to the Company’s knowledge, none of the officers, directors, employees or stockholders of the Company or any Company Subsidiary, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), none of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any Company Subsidiary, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror and none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a stockholder under Applicable Law.
     3.16 Employees, ERISA and Other Compliance.
       (a) The Company and each Company Subsidiary is in compliance in all material respects with Applicable Law and Contracts relating to employment, discrimination in employment, terms and conditions of employment, compensation matters, worker classification (including the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing. As of the Closing Date, the Company will have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation that is due to or on behalf of such employees, independent contractors and consultants as of such date. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, to the knowledge of the Company and each of its Subsidiaries there are no material pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority. A complete list of all employees, officers and consultants of the Company and the Company Subsidiaries and their current title and/or job description, compensation (base compensation and bonuses) and benefits is set forth in Schedule 3.16(a) of the Company Disclosure Letter. To the knowledge of the Company, all employees of the Company or any of the Company Subsidiaries are legally permitted to be employed by the Company or such Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. To the knowledge of the Company, all independent contractors providing services to the Company or any of the Company Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will (other than Contracts with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).
       (b) Except as set forth in Schedule 3.16(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) is now, or has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has any current labor disputes. To the knowledge of the Company, the Company and the Company Subsidiaries each has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ. There are no pending, or threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees of the Company or any Company Subsidiary.
       (c) The Company has no Company Benefit Arrangement which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419. No pension plan of the Company is subject to Title IV of ERISA.
       (d) (i) Schedule 3.16(d) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) each employment, consulting, or other similar Contract, each “employee benefit plan” as defined in and that is subject to Section 3(3) of ERISA, each loan from the Company to an employee in excess of $10,000 and each plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), vacation benefits, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, relocation benefits, cafeteria benefits, child care benefits , sabbatical, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is currently in effect, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate and which covers any U.S. employee or former U.S. employee of the Company or any Company Subsidiary. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are herein collectively referred to as “Company Benefit Arrangements”.
               (ii) Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, except, in each case, as would not individually or in the aggregate result in a material liability to the Company, each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company either has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997, the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to Acquiror and its counsel), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement. Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, each Company Benefit Arrangement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror and/or the Merger Sub (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, no Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All claims incurred as of the Closing Date under any Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured will be paid by the Company.
               (iii) The Company has made available to Acquiror and its legal counsel a complete and correct copy and description of each Company Benefit Arrangement, including all plan documents, adoption agreements, and amendments and restatements thereto, trust documents, financial statements, insurance policies, vendor contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents, and any material employee communications relating thereto.
               (iv) The Company has timely filed and delivered to Acquiror and its legal counsel the three most recent annual reports (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, including all attachments, schedules, financial statements and accountants’ opinions attached thereto.
               (v) Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company or any Company Subsidiary, is threatened against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any ERISA Affiliate has ever been a participant in any “prohibited transaction” (within the meaning of Section 406 of ERISA) with respect to any Company Benefit Arrangement that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or such ERISA Affiliate sponsors as employer or in which the Company or such ERISA Affiliate participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA that has not been satisfied in full.
               (vi) Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, all contributions due from the Company with respect to any of the Company Benefit Arrangements have been timely made under the terms of the applicable Company Benefit Arrangement, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made except to the extent failure to make such contributions would result in a material liability to the Company.
               (vii) Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, no Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law.
       (e) To the knowledge of the Company each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder.
       (f) Except as set forth in Schedule 3.16(f) or Schedule 3.12(o) of the Company Disclosure Letter, no benefit payable or that may become payable by the Company or any Company Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Agreement of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(f) or Schedule 3.12(o) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any: (i) Contract with any Person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve (or purchased an insurance policy listed in Schedule 3.19 of the Company Disclosure Letter) for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed in Schedule 3.16(f) of the Company Disclosure Letter.
       (g) To the knowledge of the Company no employee or consultant of the Company or any Company Subsidiary is in material violation of (i) any Contract or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Company Subsidiary or to use trade secrets or proprietary information of others.
       (h) Each employee and fringe benefit plan or arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such Company Benefit Arrangement, a “Foreign Plan”) is listed in Schedule 3.16(i) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) to the knowledge of the Company, such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Law and regulations, (ii) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (iv) except as required by Applicable Law or as set forth in Schedule 3.16(h) of the Company Disclosure Letter, no condition exists that would prevent the Company or any of the Company Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).
       (i) In the past two years, there has been no “mass layoff” or “plant closing” as defined by the Workers Adjustment and Retraining Notification (“WARN”) Act, nor has

there been any “employment loss” sufficient to require notice under the WARN Act, in respect of the Company.
       (j) The Company has made available to Acquiror true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.
       (k) Schedule 3.16(k) of the Company Disclosure Letter lists as of the Agreement Date each employee of the Company and any Company Subsidiary who on leave of absence and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.
     3.17 Corporate Documents. The Company has made available to Acquiror’s legal counsel all documents and information listed in the Company Disclosure Letter (including any schedule thereto) including the following: the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each Company Subsidiary. The minute books of the Company and each Company Subsidiary made available to Acquiror contain a materially complete and accurate summary of all actions taken by meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and the respective Company Subsidiaries through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and the Company Subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (d) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.
     3.18 No Brokers. Except for fees payable to Lazard Frères & Co. LLC (“Lazard”), and America’s Growth Capital, neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.
     3.19 Insurance. The Company and the Company Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.19 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 3.19 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since inception. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Company Subsidiary has made available to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.
     3.20 Environmental Matters.
       (a) The Company, each Company Subsidiary and their respective predecessors and Affiliates are in material compliance with all Environmental Laws (as defined below), which including the possession by the Company or such Company Subsidiary of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or such Company Subsidiary is not in compliance with any Environmental Law. To the knowledge of the Company and each Company Subsidiary, no current or prior owner of any property leased or possessed by the Company or such Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Company Subsidiary is not in compliance with any Environmental Law. All Governmental Permits held by the Company or any Company Subsidiary pursuant to any Environmental Law (if any) are identified in Schedule 3.20 of the Company Disclosure Letter.
       (b) For purposes of this Section 3.20: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.
     3.21 No Existing Discussions. Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, stockholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company or any Company Subsidiary is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction Proposal.
     3.22 Customers and Suppliers.
       (a) Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2004 or the six months ended June 30, 2005, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed in Schedule 3.22(a) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company or any Company Subsidiary, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.
       (b) Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2004 or the six months ended June 30, 2005, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed in Schedule 3.22(b) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company or any Company Subsidiary, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and neither the Company nor any of the Company Subsidiaries has any knowledge of any reason why it will not continue to have such access on commercially reasonable terms.
     3.23 Privacy. The Company and each Company Subsidiary has provided adequate notice of its privacy practices in its privacy policy or policies. The Company’s and the Company Subsidiaries’ privacy policies are and have been available at all relevant times on the Company Websites (as defined below) or in enrollment and other employment packets and/or posted and communicated to employees. The Company’s and the Company Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. The Company and each Company Subsidiary has complied in all material respects with all Applicable Law relating to (a) the privacy of users of the Company products or services and all Internet websites owned, maintained or operated by the Company and the Company Subsidiaries (collectively, the “Company Websites”), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and the Company Subsidiaries or by third parties having authorized access to the Company’s and the Company Subsidiaries’ records. In all material respects, the Company’s and the Company Subsidiaries’ privacy policies conform, and at all times have conformed, in all material respects, to all of the Company’s and the Company Subsidiaries’ contractual commitments to their customers and the viewers of the Company Websites. In all material respects, each of the Company Websites and all materials distributed or marketed by the Company and the Company Subsidiaries have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company or any of the Company Subsidiaries, are threatened against the Company or any of the Company Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or the Company Subsidiaries. With respect to all personal and user information described in this Section 3.23, the Company and the Company Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company or any of the Company Subsidiaries, there has been no unauthorized access to or other misuse of that information.
     3.24 Export Control Laws. The Company and each Company Subsidiary has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:
       (a) the Company and each Company Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;
       (b) the Company and each Company Subsidiary is in compliance with the terms of all applicable export licenses or other approvals;
       (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals;
       (d) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and
       (e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.
     3.25 State Takeover Statutes. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Acquiror and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Acquiror and Merger Sub herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation, nor any takeover-related provision in the Company Charter Documents, would (a) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, any related agreement or the

Articles of Merger or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Articles of Merger, or any provision hereof or thereof, or (c) subject Acquiror to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Articles of Merger.
     3.26 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Lazard, dated as of the Agreement Date, to the effect that, as of such date and based on and subject to the matters set forth in the opinion, the consideration to be received in the Merger by the holders of the shares of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock (other than Acquiror and the Merger Sub).
     3.27 Rights Agreement. The Company has taken all action (except for entry into an amendment to the Company Rights Agreement with the Rights Agent (as defined therein)) so that (a) the execution of this Agreement, the Voting Agreements, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the occurrence of a Distribution Date (as defined in the Company Rights Agreement) under the Company Rights Agreement or otherwise cause the Company Rights to be exercisable, and (b) the Company Rights will expire immediately prior to the Effective Time. The Company will use commercially reasonable efforts to enter into an amendment to the Company Rights Agreement with the Rights Agent (as defined therein), as contemplated by the preceding sentence.
ARTICLE 4
Representations and Warranties of Acquiror
     Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties’ execution of this Agreement (the “Acquiror Disclosure Letter” (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception)), Acquiror represents and warrants to the Company as follows:
     4.1 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to each jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquiror. Acquiror has made available to the Company or has filed with the SEC prior to the Agreement Date true and complete copies of the currently effective Certificate of Incorporation or Articles of

Incorporation, as applicable, and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws, each as amended to date.
     4.2 Power, Authorization and Validity.
       (a) Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.
       (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iii) the filing with the SEC of such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such other filings and notifications as may be required to be made by Acquiror or Merger Sub under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, and (v) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Acquiror or Merger Sub to consummate the Merger or have a Material Adverse Effect on Acquiror.
       (c) Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub, and assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     4.3 No Conflict. Neither the execution and delivery of this Agreement by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
     4.4 Financing. Acquiror has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.
     4.5 Proxy Statement. The information supplied by Acquiror and Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Shareholders, at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, neither Acquiror nor Merger Sub makes any representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by the Company that is contained (including incorporated by reference) in the Proxy Statement.
ARTICLE 5
Company Covenants
     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Acquiror as follows:

     5.1 Preparation of SEC Documents; Company Shareholders’ Meeting.
       (a) Proxy Statement. As soon as reasonably practicable following the Agreement Date, the Company shall prepare and file with the SEC the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without Acquiror’s prior written consent (which shall not be unreasonably withheld) and without providing Acquiror the opportunity to review and comment thereon. The Company will advise Acquiror, promptly after it receives oral or written notice thereof or any applicable SEC comment period has expired, of the time when the Proxy Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide Acquiror with copies of any written communication from the SEC or any state securities commission. The Company will respond in good faith to any comments of the SEC and will cause the Proxy Statement to be mailed to its shareholders as soon as reasonably practicable after responding to all such comments to the satisfaction of the SEC. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to the Company, or any of its Affiliates, officers or directors, should be discovered by Acquiror or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Shareholders.
       (b) Company Shareholders’ Meeting. The Company shall, as soon as reasonably practicable following the Agreement Date, take all action necessary in accordance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market to duly give notice of, convene and hold the Company Shareholders’ Meeting. Subject to Section 5.2(d), the Company will use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the approval of this Agreement and the Merger, or, if, as of the time for which the Company Shareholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Provided that there has not been any Change of Recommendation by the Board of Directors of the Company, the Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market. Without the prior written consent of Acquiror, approval of this Agreement is the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company Shareholders at the Company Shareholders’ Meeting.

       (c) Board Recommendation. Except to the extent expressly permitted by Section 5.2(d), (i) the Board of Directors of the Company shall recommend that its shareholders vote in favor of the approval of this Agreement and the Merger at the Company Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company Shareholders vote in favor of approval of this Agreement and the transactions contemplated hereby at the Company Shareholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiror, the recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger.
     5.2 No Solicitation.
       (a) Alternative Transaction. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not authorize or permit any of its or its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or knowingly facilitate any effort or attempt to make or implement any, Alternative Transaction Proposal (except to disclose the existence of this Agreement and the terms hereof or as specifically permitted by this Section 5.2); (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Alternative Transaction Proposal (except any confidentiality agreement contemplated by this Section 5.2). The Company and its Subsidiaries will immediately cease, and will cause its officers, directors and employees and instruct any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and will use its commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) to which the Company or any Company Subsidiary is a party relating to any such Alternative Transaction Proposal.
       (b) Notification. As promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company shall provide Acquiror with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or Group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Acquiror as promptly as possible with oral and written notice setting forth all such information as is reasonably necessary to keep Acquiror informed in all material respects of all oral or written communications regarding, and the status and material terms of, any such Alternative

Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Acquiror a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.
       (c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that the Company receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be, or to be reasonably likely to result in, a Superior Proposal, it or its Board of Directors may then take the following actions, but only (i) if and to the extent that (A) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (B) the Company has given Acquiror at least two Business Days prior written notice of its intention to take any of the following actions and of the identity of the Person or Group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal and (ii) if it shall not have breached in any material respect any of the provisions of this Section 5.2:
               (i) Furnish nonpublic information to the Person or Group making such Alternative Transaction Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or Group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such Person or Group, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished to Acquiror); and
               (ii) Engage in discussions or negotiations with such Person or Group with respect to such Alternative Transaction Proposal.
       (d) Changes of Recommendation. Solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which its Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, is a Superior Proposal, the Board of Directors of the Company may make a Change of Recommendation, if all of the following conditions in clauses (i) through (v) are met:
               (i) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;
               (i) the shareholder vote at the Company Shareholders’ Meeting has not occurred, and the polls on the matters to be voted on at the Company Shareholders’ Meeting have not been closed;
               (ii) the Company has (A) provided to Acquiror hereto four business days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal,

(2) the material terms and conditions of the Superior Proposal and the identity of the Person or Group of Persons making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Acquiror all materials and information delivered or made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal, and (C) during the aforementioned period, if requested by Acquiror, engaged in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;
               (iii) the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties to its shareholders under Applicable Law; and
               (iv) the Company shall have complied with Section 5.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.2.
       (e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Boards of Directors from taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.
     5.3 Maintenance of Business.
       (a) Between the Agreement Date and the Effective Time, except as provided in Section 5.3 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, or unless Acquiror shall otherwise consent in writing (which shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to, carry on the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company or any such Company Subsidiary has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If the Company acquires knowledge of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key employee, it shall promptly bring such information to Acquiror’s attention in writing and, if reasonably requested by Acquiror, shall exert reasonable commercial efforts to promptly restore the relationship. Following the expiration or early termination of the HSR Act waiting period, at Acquiror’s reasonable request such cooperation may include mutually agreed-upon joint customer calls and cooperation in setting post-closing sales, marketing and manufacturing strategies.
       (b) The Company shall, and shall cause each of its Subsidiaries to, (i) pay all of its taxes and Liabilities when due, subject to good faith disputes over such taxes or Liabilities.
       (c) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to assure that each of its material Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.
     5.4 Conduct of Business. Between the Agreement Date and the Effective Time, except as provided in Section 5.4 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, or unless Acquiror shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to:
       (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, except for indebtedness of any wholly owned Company Subsidiary to any other wholly owned Company Subsidiary or indebtedness of the Company to any wholly owned Company Subsidiary;
       (b) (i) lend any money, other than reasonable and normal advances to employees for expenses that are incurred in the ordinary course of business consistent with its past practices or make any investments in, or capital contributions to, any Person, in each case other than loans to, and investments and capital contributions in, company Subsidiaries, or (ii) forgive or discharge in whole or in part any outstanding loans or advances, or (iii) prepay any indebtedness for borrowed money;
       (c) enter into, terminate, cancel, or agree to any material and adverse changes in, any Company Scheduled Contract, other than in the ordinary course of business consistent with its past practice;
       (d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties, except in the ordinary course of business consistent with past practice;
       (e) sell, lease, license, transfer or dispose of any assets material to the Company Business (other than in the ordinary course of business consistent with past practice);
       (f) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except in the ordinary course of business consistent with its past practices pursuant to arrangements listed in Schedule 5.4(f) of the Company Disclosure Letter), (ii) amend or, except as set forth in Schedule 5.4(f) of the Company Disclosure Letter, enter into any employment or consulting Contract with any such person (except in the ordinary course of business to fill open positions listed in Schedule 5.4(f) of the Company Disclosure Letter), (iii) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any Company Benefit Arrangements other than as contemplated in Section 2.1(f) (except in each case as required under ERISA, or the Code, or Applicable Law), or (iv) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice;

       (g) materially change any of its accounting methods, other than in the ordinary course of business or as required by GAAP or by any Governmental Authority;
       (h) other than as provided in Section 5.10, declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to agreements in effect on the Agreement Date or entered into in the ordinary course of business consistent with past practice after the Agreement Date);
       (i) terminate, waive or release any material right or claim;
       (j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants outstanding on the Agreement Date; and (ii) if the Company so requests in writing and Acquiror approves, the issuance pursuant to the Company Option Plans of Company Options to purchase shares of Company Common Stock remaining available for issuance pursuant to the Company Option Plans between the Agreement Date and the Closing Date, provided that such options (A) are issued in the ordinary course of business consistent with past practices at exercise prices at least equal to the fair market value of Company Common Stock on the date of grant (as approved by Acquiror’s independent auditors), (B) provide for no acceleration of vesting, (C) vest in accordance with Acquiror’s standard vesting schedule, and (D) are issued solely to individuals who become employees of the Company after the Agreement Date or as otherwise approved by Acquiror in writing.
       (k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series thereof or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series thereof or affecting any other of its securities;
       (l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;
       (m) amend its Articles of Incorporation or Bylaws or other comparable charter documents;
       (n) license any of its technology or Intellectual Property (except for licenses under its Routine Business Agreements), or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a license fee of less than $1,000 per copy, per user, or per other applicable license unit);

       (o) materially change any insurance coverage;
       (p) (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or material amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at least seven days prior to filing, (iii) except as required by Applicable Law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;
       (q) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions, other than as contemplated in Section 2.1(f), and except that the Company may, in order to effect the termination of Company Options as contemplated by Section 2.1(c)(iii), accelerate the time at which such Company Options may be exercised;
       (r) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills or to enforce any rights under this Agreement) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief against the Company or any Company Subsidiaries, and except with respect to any and to the extent of any Liabilities reserved in the Company Balance Sheet);
       (s) (i) pay, discharge or satisfy, in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Transaction Expenses, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices;
       (t) materially change the manner in which it extends warranties, discounts or credits to customers;
       (u) (i) agree to do any of the things described in the preceding clauses (a)-(t), (ii) take or agree to take any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 8.3(a) would not be satisfied, or (iii) to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company such that the condition set forth in Section 8.3(b) would not be satisfied.

For purposes of this Section 5.4, “Company Scheduled Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.12 or Section 3.14 had such Contract been in effect on the Agreement Date.
     5.5 Advice of Changes.
       (a) Closing Conditions. The Company shall promptly advise Acquiror in writing if the Company determines that any Effect has had a Material Adverse Effect on the Company or would result in the failure of any of the conditions set forth in Article 8 to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to Acquiror or the conditions to Acquiror’s obligation to consummate the Merger.
       (b) Litigation. The Company shall notify Acquiror in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or shareholders in their capacity as such.
     5.6 Reasonable Efforts.
       (a) Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company will use commercially reasonable efforts prior to Closing to (i) ensure that it has sufficient redistribution rights for all third party components identified in Schedule 3.12(d) of the Company Disclosure Letter, and/or remove or replace any components for which it lacks evidence of such redistribution rights, and (ii) obtain executed confirmatory employee invention assignment and confidentiality agreements, retroactive to the first date of employment and in a form reasonably acceptable to Acquiror, from each of the employees identified in Schedule 3.14(e) of the Company Disclosure Letter. Subject to Applicable Law

relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent reasonably practicable the Company will consult Acquiror on, all the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.
       (b) Notification. The Company shall keep Acquiror reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, the Company shall without limitation use its commercially reasonable efforts to (i) promptly notify Acquiror of, and if in writing, furnish Acquiror with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit Acquiror to review and discuss in advance, and consider in good faith the views of Acquiror in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with Acquiror in advance and to the extent permitted by such Governmental Authority gives Acquiror the opportunity to attend and participate thereat, (iv) furnish Acquiror with such necessary information and reasonable assistance as Acquiror may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Acquiror under this Section 5.6 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel.
       (c) State Takeover Statutes. In connection with and without limiting the foregoing, the Company shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
       (d) Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that the Company shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders that would (i) require, at or prior to the Effective Time, the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Company or any of its Subsidiaries, or (ii) impose, at or prior to the Effective Time, any limitation or regulation on the ability of the Company or any of its Subsidiaries to freely conduct their business or own such assets (any of the foregoing, a “Company Antitrust Restraint”).
     5.7 Access to Information. Subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
     5.8 Confidentiality. The Company will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement.
     5.9 Public Announcements. The Company will use commercially reasonable efforts to consult with Acquiror before issuing, and will provide Acquiror the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by the Company with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as the Company may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 5.9, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Acquiror or its business, financial condition or results of operations without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

     5.10 Employee Benefits.
       (a) Termination of Benefit Plans. To the extent requested in writing by Acquiror no later than ten Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Arrangement that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plans”) in accordance with the provisions of the Company 401(k) Plans and Applicable Law. If Acquiror requests that the Company 401(k) Plans be terminated, the Company’s Board of Directors shall adopt resolutions authorizing the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date, such resolutions to be subject to review and approval by Acquiror’s counsel. Upon the request of Acquiror, the Company shall terminate (or cause to be terminated) any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the Closing Date (other than agreements that by their terms cannot be unilaterally terminated by Company and Contracts listed in Schedule 5.10(a) of the Company Disclosure Letter).
       (b) Company ESPP. Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) provide that no new offering period or purchase period shall commence under the Company ESPP after the Agreement Date; (ii) cancel each Company option issued under the Company ESPP as of the Effective Time (each an “ESPP Option”) and pay an amount of cash in respect of each such ESPP Option equal to the product of (A) the number of shares of Company Common Stock subject to such ESPP Option multiplied by (B) the excess, if any, of the Common Cash Amount Per Share over the per share exercise price of such ESPP Option; and (iii) refund (at the Effective Time) the funds credited as of the date immediately preceding the Effective Time under the Company ESPP within each participant’s payroll withholding account in accordance with the terms of the Company ESPP. At the Effective Time, after giving effect to the transaction contemplated by clauses (i) and (ii) of this Section 5.10(b)(which transactions are hereby permitted), the Company shall terminate the Company ESPP.
     5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
     5.12 Rights Plans; State Takeover Laws.
          (a) Company Rights Plan. Prior to the Effective Time, the Company shall not redeem the Company Rights or amend, modify (other than to render the Company Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement unless required to do so by order of a court of competent jurisdiction.

       (b) State Takeover Laws. Prior to the Effective Time, the Company shall not take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company’s Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law
     5.13 Export Control Voluntary Disclosure. Company will, (i) no later than five (5) days after the Agreement Date, retain outside counsel with export control expertise who is reasonably acceptable to Acquiror and in cooperation with such counsel file an encryption item classification and license exception “ENC” request pursuant to §740.17 of the U.S. Export Administration Regulations (the “EAR”) for each of its products with the U.S. Bureau of Industry and Security (“BIS”); and (ii), if the BIS response to such classification requests indicate that any of the Company products are subject to any pre-export notification and review requirements under the EAR, then within the earlier of (a) ten (10) days after receipt of a response to such classification requests or (b) prior to closing, notify the BIS in writing and in accordance with Section 764.5 of the EAR of any exports of such products by the Company without meeting such notification and review requirements, and (iii) include with such notice a true and complete narrative account and all supporting documentation described in Section 764.5 of the EAR; (iv) provide prompt, complete and full cooperation with BIS to expedite and complete whatever investigation or administration action is initiated by BIS and take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed; (v) provide Acquiror and such outside counsel a reasonable opportunity to review and comment on any such communications with the EAR; and (vi) promptly come into material compliance with the notification and review requirements for export of encryption items controlled under ECCN 5D002 and/or 5D992, as applicable, and all other applicable provisions of the EAR, prior to any further export of encryption items.
ARTICLE 6
Acquiror Covenants
     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Acquiror covenants and agrees with the Company as follows:
     6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing if the Acquiror determines that any Effect has had a Material Adverse Effect on the Acquiror or would result in the failure of any of the conditions set forth in Article 8 to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the Company or the conditions to the Company’s obligation to consummate the Merger.

     6.2 Conduct of Business. Acquiror shall not take or agree to take any action which would reasonably be expected to (A) make any of the Acquiror’s representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 8.2(a) not be satisfied, or (B) prevent the Company from performing or cause the Acquiror not to perform one or more covenants required hereunder to be performed by the Acquiror such that the condition set forth in Section 8.2(b) not be satisfied.
     6.3 Reasonable Efforts.
       (a) Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, the Company shall have the right to review in advance, and to the extent reasonably practicable Acquiror will consult the Company on, all the information relating to Acquiror and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.
       (b) Notification. Acquiror shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, Acquiror shall without limitation use its commercially reasonable efforts to (i) promptly notify the Company of, and if in writing, furnish the Company with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the Company to review and discuss in advance, and consider in good faith the views of Company in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the Company in advance and to the extent permitted by such Governmental Authority gives the Company the opportunity to attend and participate thereat, (iv) furnish the Company with such necessary information and reasonable assistance as the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Acquiror may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Company under this Section 6.3 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from Acquiror or its legal counsel.
       (c) State Takeover Statutes. In connection with and without limiting the foregoing, Acquiror shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
       (d) Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that Acquiror shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders that would (i) require, at or prior to the Effective Time, the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its Affiliates or the Company or the Company Subsidiaries, (ii) impose, at or prior to the Effective Time, any limitation or regulation on the ability of Acquiror or any of its Affiliates to freely conduct their business or own such assets, or (iii) require the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Acquiror Antitrust Restraint”).
     6.4 Confidentiality. Acquiror will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement.
     6.5 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
     6.6 Public Announcements. Acquiror will use commercially reasonable efforts to consult with the Company before issuing, and will provide the Company the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by Acquiror with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as Acquiror may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 6.6, Acquiror shall not issue any press release or otherwise make any public statement or disclosure concerning the Company, any of its Subsidiaries or their respective business, financial condition or results of operations without the consent of the Company, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.
     Acquiror also covenants and agrees with the Company as follows:
     6.7 Employee Benefits. As promptly as reasonably practicable after the Effective Time, Acquiror shall enroll those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Acquiror following the Effective Time (“Continuing Employees”) in Acquiror’s employee benefit plans for which such employees are eligible (the “Acquiror Plans”), including its medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Acquiror Plans on substantially similar terms applicable to employees of Acquiror who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Acquiror shall recognize the prior service with the Company of each of the Continuing Employees in connection with Acquiror’s PTO policy. Notwithstanding anything in this Section 6.7 to the contrary, this Section 6.7 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit not previously funded, (b) except as required by the Change of Control Agreements and the Executive Employment Agreements, require Acquiror to continue in effect any Company Benefit Arrangement or any severance plan or other employee benefit plan of Acquiror (or prevent the amendment, modification or termination thereof) following the Effective Time for Acquiror’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Acquiror at will at any time, with or without cause, for any reason or no reason.
     6.8 Indemnification of Company Directors and Officers.
       (a) Articles of Incorporation, Bylaws and Indemnification Agreements. If the Merger is consummated, then (subject to the final sentence of this Section 6.8(a)) until the sixth anniversary of the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Persons”) pursuant to any indemnification provisions under the Company’s Articles of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Persons existing as of the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. In connection therewith Acquiror shall advance expenses to the Company Indemnified Persons as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this Section 6.8(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to otherwise keep in full force and effect, and comply with the terms and conditions of, any Contract in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Company Indemnified Person providing for the indemnification of such Company Indemnified Person.
       (b) Insurance. For a period of six years from and after the Effective Time, Acquiror shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, including with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies, then Acquiror shall only be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.8(b), which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time, including with respect to acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and consummation of the transactions contemplated hereby), and nothing in Section 5.4 shall prohibit the Company from obtaining such prepaid policies prior to the Effective Time, provided that the cost thereof shall not exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies. If such prepaid policies have been obtained prior to the Effective Time, each of Acquiror and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.
       (c) Successors. If Acquiror, the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or asset to any Person, then, in each case, Acquiror shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.8.
       (d) Enforceability. The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Acquiror under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Person under this Section 6.8 without the consent of such affected Company Indemnified Person.
       (e) Survival. This Section 6.8 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Persons.
ARTICLE 7
Closing Matters
     7.1 The Closing. Subject to termination of this Agreement as provided in Article 9, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Articles of Merger shall be filed with the Texas Secretary of State in accordance with the TBCA.
     7.2 Exchange of Certificates.
       (a) Exchange Fund. Within three Business Days of the Effective Time, Acquiror shall make available to Computershare (the “Exchange Agent”) for exchange in accordance with this Article 2, the cash issuable pursuant to Section 2.1(c), in exchange for outstanding Company Common Stock and Company Options (the “Exchange Fund”).
       (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock and Company Options that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(c), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the

Exchange Agent (including any required Form W-9 or Form W-8), the Exchange Agent shall pay to each holder of such Certificates shall be entitled to receive in exchange therefor a check in the amount of U.S. dollars that such holders have the right to receive pursuant to Section 2.1(c), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof a check in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(c). No interest will be paid or accrued on any cash payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check in the amount of U.S. dollars that the holder thereof has the right to receive pursuant to Section 2.1(c) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.
       (c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a check in the amount of U.S. dollars into which the Company Common Stock and Company Options represented by such Certificates were converted pursuant to Section 2.1(c); provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
       (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock and Company Options for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any such holders of Company Common Stock and Company Options who have not theretofore complied with the provisions of this Section 7.2 shall thereafter look only to Acquiror for the cash to which they are entitled pursuant to Section 2.1(c), without any interest thereon.
       (e) No Further Ownership Rights in Company Securities. All cash and Acquiror Options issued in accordance with the terms hereof with respect to Company Common Stock and Company Options shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock and Company Options that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 7.
       (f) No Liability. Notwithstanding anything to the contrary in this Section 7.2, neither the Exchange Agent, Acquiror, the Company, the Surviving Corporation nor Merger Sub shall be liable to any holder of Company Common Stock or Company Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 8
Conditions to Obligations of The Parties
     8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:
       (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
       (b) Antitrust Compliance. (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, (ii) any required approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation, and (iii) all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained, in each case without any condition or requirement requiring or calling for any Acquiror Antitrust Restraint or Company Antitrust Restraint.
       (c) Other Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.
       (d) No Injunctions or Restraints. No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Merger or other transactions contemplated by this Agreement.
     8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Company:
       (a) Accuracy of Representations and Warranties.
               (i) The representations and warranties of Acquiror set forth herein (other than in Sections 4.2(a)-(c)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

               (ii) The representations and warranties of Acquiror set forth in Sections 4.2(a)-(c) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time.
          (b) Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), except to the extent the failure to so perform and comply with such covenants does not have a material adverse effect on Acquiror’s ability to consummate the Merger or to perform its obligations under this Agreement, and at the Closing the Company shall have received a certificate to such effect executed by an executive officer of Acquiror.
     8.3 Additional Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by Acquiror and Merger Sub:
          (a) Accuracy of Representations and Warranties.
               (i) The representations and warranties of the Company set forth herein (other than in Sections 3.3(a) and (c), Sections 3.4(a)-(c) and Section 3.27) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (ii) The representations and warranties of the Company set forth in Sections 3.3(a) and (c), Sections 3.4(a)-(c) and Section 3.27 shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
       (b) Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by an executive officer of the Company.
       (c) Company Rights Agreement. The Company Rights issued pursuant to the Company Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from Company Common Stock) or triggered pursuant to the terms of such agreement.
       (d) No Litigation. No suit, action, proceeding, application or counterclaim by any Governmental Authority shall be threatened in writing or pending (i) seeking to restrain or prohibit the consummation of the Merger or any transaction contemplated by this Agreement or seeking to obtain from the Company or Acquiror any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking any Company Antitrust Restraint or Acquiror Antitrust Restraint, or (iii) which otherwise, individually or in the aggregate, would have a Material Adverse Effect on the Company or Acquiror.
ARTICLE 9
Termination, Amendment and Waiver
     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 9.1(a), Section 9.1(b)(i), Section 9.1 (b)(ii), Section 9.1(c) and Section 9.1(d), may be taken or authorized before or after the Company Shareholder Approval, (B) in the case of Section 9.1(e), may be taken or authorized only before the Company Shareholder Approval, and (C) in the case of Section 9.1(b)(iii), may be taken or authorized only after the Company Shareholders’ Meeting where a vote was taken:
       (a) by mutual written consent of the Company and Acquiror, if the Board of Directors of each so determines;
       (b) by written notice of either the Company or Acquiror (as authorized by the Board of Directors of the Company or Acquiror, as applicable):
               (i) if the Merger shall not have been consummated by March 3, 2006, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;
               (ii) if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;
               (iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;
       (c) by the Company (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty days after written notice thereof shall have been received by Acquiror;
       (d) by Acquiror (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty days after written notice thereof shall have been received by the Company; or
       (e) by Acquiror (as authorized by its Board of Directors), at any time prior to Company Shareholder Approval, if the Company, the Company Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the Company Shareholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the Company Shareholders the unanimous recommendation of the Company Board of Directors that such shareholders approve this Agreement and the Merger, (iii) effected a Change of Recommendation, (iv) approved or recommended any Alternative Transaction, (v) failed to reconfirm the unanimous recommendation of the Company Board of Directors that Company Shareholders approve this Agreement and the Merger within ten business days of receipt of a written request from Acquiror to do so, or (vi) failed, within ten business days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer.
     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof and any payment of a Termination Fee to the extent required by Section 9.3, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Sections 5.8 and 6.3 (Confidentiality), this Section 9.2 (Effect of Termination) and Section 9.3 (Payments), as well as Article 10 (Miscellaneous) (other than Section 10.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from any further liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     9.3 Payments.
       (a) Payments by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 9.1(b)(iii) or by Acquiror pursuant to any of Section 9.1(b)(iii), Section 9.1(d) (but, in the case of Section 9.1(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company), or Section 9.1(e), the Company shall promptly, but in no event later than two business days after the date of such termination (subject to the further provisions of this Section 9.3(a)), pay Acquiror, in lieu of liability or obligation to pay damages, a fee equal to $8,000,000 (the “Termination Fee”); provided, that in the case of a termination pursuant to Section 9.1(b)(iii), Section 9.1(d) (but, in the case of Section 9.1(d), only if such termination is due to a willful or intentional breach of any representation, warranty or covenant by the Company), Section 9.1(e)(v), or Section 9.1(e)(vi), the Termination Fee shall be payable only if following the Agreement Date and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, an Alternative Transaction Proposal with respect to the Company and within 12 months following termination of this Agreement, any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, then such fee payment is to be made concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such Contract, as applicable.
       (b) Interest and Costs. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by Acquiror. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company, the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made.
     9.4 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after the occurrence of either the Company Shareholder Approval there may not be, without further approval of the Company Shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.
     9.5 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 9.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 9.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE 10
Miscellaneous
     10.1 Expiration of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, provided that this Section 10.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.
     10.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.2:
          If to Acquiror or Merger Sub:
Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014
Attention: Arthur F. Courville, Senior Vice President, Corporate Legal Affairs and Secretary
Fax Number: (408) 517-8121
          with a copy to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Daniel J. Winnike, Esq.
Facsimile No.: (650) 988-8500
Telephone No.: (650) 938-5200
          If to the Company:
BindView Development Corporation
5151 San Felipe
25th Floor
Houston, TX 77056
Attention: D.C. Toedt III, Vice President and General Counsel & Secretary
Fax Number: (713) 561-1001
          with a copy to:
Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street
Suite 3600
Houston, TX 77002
Attention: Robert F. Gray, Jr.
Fax Number: (713) 632-1867
Telephone No.: (713) 221-1651

     10.3 Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.
     10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, together with the exhibits and schedules hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the transactions contemplated by this Agreement, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by this Agreement, other than those referred to in clause (i) above.
     10.5 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 6.7 is intended to benefit the Company Indemnified Persons.
     10.6 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.
     10.7 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     10.8 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
     10.11 Expenses. Whether or not the Merger is successfully consummated, each party shall bear its respective Transaction Expenses, unless otherwise expressly provided herein. Acquiror and the Company shall equally bear all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to filings under the HSR Act and other required Antitrust Filings.
     10.12 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
     10.13 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.
     10.14 Confidentiality. The Company and Acquiror each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Acquiror shall not be bound by such Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.
     10.15 Waiver of Jury Trial. EACH OF THE COMPANY, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, ACQUIROR OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[Signature Page Next]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Symantec Corporation		BindView Development Corporation

By:	/s/ Gregory E. Myers	By:	/s/ Eric J. Pulaski

Gregory E. Myers		Eric J. Pulaski

Chief Financial Officer and Senior Vice President of Finance		Chairman & Chief Executive Officer

Buena Vista Acquisition Corp.

By:	/s/ Gregory E. Myers

Gregory E. Myers

Chief Executive Officer and President
[Signature Page to Agreement and Plan of Merger]

Exhibit A
Articles of Merger

ARTICLES OF MERGER
OF
BUENA VISTA ACQUISITION CORP.
(A Texas Corporation)
with and into
BINDVIEW DEVELOPMENT CORPORATION
(A Texas Corporation)
     Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act (the “Act”), the undersigned Buena Vista Acquisition Corp., a Texas corporation (“Merging Corporation”), and BindView Development Corporation, a Texas corporation (“Surviving Corporation”), certify and adopt the following Articles of Merger for the purpose of effecting a merger (the “Merger”) Merging Corporation with and into Surviving Corporation in accordance with the provisions of Article 5.01 of the Act:
     1. The name of each of the undersigned corporations and other entity or entities that are a party to the Agreement and Plan of Merger dated October ___, 2005 (the “Plan of Merger”), the type of such corporation or other entity and the state under which such corporation or other entity are organized are:

Name of Corporation	Type of Entity	State
Buena Vista Acquisition Corp.	Corporation	Texas
BindView Development Corporation	Corporation	Texas
     2. The Plan of Merger was approved and adopted in accordance with the provisions of Article 5.03 of the Texas Business Corporation Act providing for the merger of Merging Corporation into Surviving Corporation and resulting in Surviving Corporation being the surviving entity in the Merger.
     3. The Articles of Incorporation of Merging Corporation in existence upon the effective date of the merger shall be the articles of incorporation of said Surviving Corporation and said articles of incorporation shall continue to be in full force and effect as set forth in Attachment A hereto until amended and changed in the manner prescribed by the provisions of the Act.
     4. The present bylaws of Merging Corporation will be the bylaws of Surviving Corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Act.
     5. The directors and officers in office of the Merging Corporation upon the effective date of the Merger shall be the members of the first board of directors and the first officers of Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of Merging Corporation.
     6. An executed copy of the Plan of Merger is on file at the principal place of business of Surviving Corporation. The address of the principal place of business of Surviving Corporation is 5151 San Felipe, 25th Floor, Houston, TX 77056.
     7. A copy of the Plan of Merger will be furnished by Surviving Corporation, on written request and without cost, to any shareholder of each domestic corporation that is a party to the Plan of Merger and to any creditor or obligee of the parties to the Merger at the time of the Merger if such obligation is then outstanding.
     8. As to each of the undersigned corporations, the approval of whose shareholders is required, the number of outstanding shares of each class or series of stock of such corporation entitled to vote, with other shares or as a class, on the Plan of Merger are as follows:

Number of
Name of	Shares		Number of Shares
Corporation	Outstanding	Class	a Class or Series
Buena Vista Acquisition Corp.	1,000	Common Stock	1,000

BindView Development Corporation	—	Common Stock	—
     9. As to each of the undersigned corporations, the approval of whose shareholders is required, the number of shares that voted for and against the Plan of Merger and the number of shares of each class or series that voted for and against the Plan of Merger, are as follows:

			Number of Shares
	Total	Total	Entitled to Vote as a Class
Name of	Voted	Voted		Voted	Voted
Corporation	For	Against	Class	For	Against
Buena Vista Acquisition Corp.	1,000	0	Common	1,000	0

BindView Development Corporation	—	0	Common	—	0
     10. The Plan of Merger and the performance of its terms were duly authorized by all action required by the laws under which each foreign corporation or other entity that is a party to the merger was incorporated and by its constituent documents.

     11. Surviving Corporation will be responsible for the payment of all fees and franchise taxes and will be obligated to pay such fees and franchise taxes if the same are not timely paid.
     12. The Merger will become effective [DAY], 2006 at [TIME] p.m. in accordance with the provisions of Article 10.03 of the Act.

DATED: ______________, 2006

Buena Vista Acquisition Corp. a Texas corporation
By:
Name:
Title:

BindView Development Corporation a Texas corporation
By:
Name:
Title:

ATTACHMENT A
ARTICLES OF INCORPORATION
OF
BUENA VISTA ACQUISITION CORP.
     The undersigned, being a natural person of the age of 18 years or more, acting as an Incorporator of a corporation (hereinafter referred to as the “Corporation”) under the provisions of the Texas Business Corporation Act, adopts the following Articles of Incorporation for a business corporation.
     Article 1: The name of the Corporation is Buena Vista Acquisition Corp.
     Article 2: The period of duration of the Corporation is perpetual.
     Article 3: The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
     Article 4: The aggregate number of shares which the Corporation is authorized to issue is 1,000 shares, all of which are without par value.
     Article 5: The Corporation is authorized to issue only one class of shares of stock, namely common stock, and no distinction shall exist between the shares of the Corporation or between the holders thereof.
     Article 6: The street address of the registered office of the Corporation is c/o CT Corporation, 1021 Main St., Suite 1150, Houston, TX 77002, and the name of the registered agent of the corporation at such address is CT Corporation.
     Article 7: The number of directors constituting the initial board of directors is one (1), and the name and the address of the individual who is to serve as director until the first annual meeting of the shareholders or until his successors are elected and qualified is:

Name	Address
Gregory E. Myers	20330 Stevens Creek Boulevard
Cupertino, CA 95014
     Article 8: The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Texas Miscellaneous Corporation Laws Act, as the same may be supplemented and amended.

     Article 9: The Corporation agrees to indemnify the directors to the fullest extent permitted by the Texas Business Corporation Act for any monetary liability incurred any suit or proceeding arising out of service as a director of the corporation while acting in good faith to further what were reasonably believed to be the best interests of the corporation. However, indemnification will not be available when directors are found liable for intentional misconduct or illegal acts.
     Article 10: Any action required or permitted by the Texas Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholders meeting if the action had been taken at a meeting and who have not consented in writing.
     Article 11: The name and the address of the Incorporator are as follows:

Name	Address
Lorraine C. Cereno	801 California St.
Mountain View, CA 94041
     Article 12: The Corporation is being incorporated pursuant to a plan of merger.

Exhibit B-1
Company Shareholders Delivering Voting Agreements
Eric J. Pulaski
Arshad Matin
Edward L. Pierce

Exhibit B-2
Form of Voting Agreement
Annex A – Page 2

Voting Agreement
     This VOTING AGREEMENT (this “Agreement”) is entered into as of October 2, 2005, by and between Symantec Corporation, a Delaware corporation (“Acquiror”), and the undersigned shareholder (“Shareholder”) of BindView Development Corporation, a Texas corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
Recitals
          A. The execution and delivery of this Agreement by Shareholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger dated as of October 2, 2005 (the “Merger Agreement”), by and among Acquiror, Buena Vista Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Acquiror (“Sub”), and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror.
          B. Shareholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Shareholder’s representations contained herein and (ii) Shareholder’s performance of the obligations set forth herein.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Restrictions on Shares. Subject to the terms and conditions herein and in the Merger Agreement,
          (a) Shareholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Shareholder to (i) exercise, prior to the Expiration Date, any Company Options held by Shareholder or (ii) transfer or otherwise dispose of Shares to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, provided that such organization agrees to be bound by the terms of this Agreement and, if requested by Acquiror, to execute a Proxy (as hereinafter defined). As used herein, the term “Expiration Date” shall mean the earlier of (i) the Effective Time and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.
          (b) Prior to the Expiration Date, Shareholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement (other than this Agreement) or similar arrangement or commitment with respect to any of the Shares.
          (c) Shareholder shall not, directly or indirectly, take any action (other than any action of Shareholder, in such Shareholder’s capacity as a director of the Company, in the exercise of such Shareholder’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement) that would make any representation or

1

warranty contained herein untrue or incorrect or have the effect of impairing the ability of Shareholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.
          (d) Any shares of Company Common Stock or other securities of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires voting rights after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.
     2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the shareholders of the Company with respect to any of the following matters, Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below), the Shares and any New Shares in favor of the approval of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any Alternative Transaction Proposal (as such term is defined in Article I of the Merger Agreement) and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.
     3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Shareholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of shareholders of the Company or action or approval by written resolution or consent of shareholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Shareholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Shareholder, (i) Shareholder hereby revokes any and all prior proxies (other than the Proxy) given by Shareholder with respect to the subject matter contemplated by Section 2, and (ii) Shareholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.
     4. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Acquiror as follows:
          (a) Shareholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Shareholder, or over which Shareholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares constitute Shareholder’s entire interest in the outstanding shares of Company Common Stock, other than as set forth in the Merger Agreement, and Shareholder does not hold any other outstanding shares of capital stock of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Shareholder is a partnership, the rights and interest of persons and entities that own partnership interests in Shareholder under the partnership agreement governing Shareholder and applicable partnership law or (ii) if Shareholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale

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rights, agreements, limitations on Shareholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. Shareholder’s principal residence or place of business is set forth on the signature page hereto.
          (b) Shareholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.
          (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Shareholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Shareholder from performing his, her or its obligations under this Agreement.
          (d) Until the Expiration Date, Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, and shall not authorize, encourage or permit any person or entity on Shareholder’s behalf to, directly or indirectly, take any action that would, or could reasonably be expected to, result in the violation by the Company of Section 5.2 of the Merger Agreement; provided that if the Shareholder is a director of the Company or has employees who are directors of the Company, nothing herein shall prevent the Shareholder (or such employees) from taking any action solely in such Shareholder’s (or employee’s) capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement.
     5. Consent and Waiver; Termination of Existing Agreements. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Shareholder is a party or subject or in respect of any rights Shareholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the certificate of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, Shareholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Shareholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Shareholder’s sole and exclusive right against the Company and/or Acquiror in respect of Shareholder’s ownership of the Shares or status as a shareholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Shareholder’s status as a shareholder of the Company.

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     6. Confidentiality. Shareholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Acquiror has publicly disclosed the Merger.
     7. Appraisal Rights. Shareholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.
     8. Miscellaneous.
          (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror, to:

Attention
Facsimile No.:
Telephone No.:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Daniel J. Winnike

Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(ii)	if to Shareholder, to the address set forth for the Shareholder on the signature page hereof.
          (b) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.
          (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

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          (d) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Shareholder without the prior written consent of Acquiror, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Acquiror hereunder, may be assigned or delegated in whole or in part by Acquiror to any affiliate of Acquiror without the consent of or any action by Shareholder upon notice by Acquiror to Shareholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned).
          (e) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          (f) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to such state’s principles of conflicts of law.
          (h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
          (i) Additional Documents, Etc. Shareholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Shareholder hereunder, Shareholder hereby authorizes Acquiror to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Shareholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.
          (j) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date and thereafter there shall be no liability or obligation on the part

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of the Shareholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.
          (k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

SYMANTEC CORPORATION

By:

SHAREHOLDER:

(Print Name of Shareholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)
     Shares beneficially owned on the date hereof:

_________shares of Company Common Stock
[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A
IRREVOCABLE PROXY
TO VOTE STOCK OF
BINDVIEW DEVELOPMENT CORPORATION
     The undersigned shareholder of BindView Development Corporation, a Texas corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Arthur F. Courville and Gregory E. Myers of Symantec Corporation, a Delaware corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).
     Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated as of October 2, 2005, by and among Acquiror, Buena Vista Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”) and the Company (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Texas Business Corporations Act), at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of approval of the Merger, the adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger and (ii) against any Alternative Transaction Proposal (as such term is defined in Article I of the Merger Agreement) and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.
     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
[Signature Page Follows]

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.
Dated: October 2, 2005

(Print Name of Shareholder)

(Signature of Shareholder)

(Print name and title if signing on behalf of an entity)

Shares beneficially owned on the date hereof:

_________shares of Company Common Stock
[SIGNATURE PAGE TO IRREVOCABLE PROXY]